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                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         VOLUME SERVICES AMERICA, INC.


         VOLUME SERVICES AMERICA, INC., a Delaware corporation (the "Corporation"), hereby certifies as follows:

         Pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation have duly adopted the following Restated Certificate of Incorporation. The Corporation was originally incorporated under the name "IM Stadium, Inc" and filed its original Certificate of Incorporation with the Secretary of State of Delaware on December 21, 1992. The Corporation filed a Certificate of Amendment with the Secretary of State of Delaware on October 16, 1998. The following constitutes only a restatement and not an amendment of the Corporation's Certificate of Incorporation.

                  FIRST: The name of the Corporation is Volume Services America, Inc.

                  SECOND: The address of the Corporation's registered office is 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent thereat is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock of the par value of one cent ($.01) per share.

                  FIFTH: The name and mailing address of the incorporator is Janet L. Fort, Parker, Poe, Adams & Bernstein, 2600 Charlotte Plaza, Charlotte, NC 28244.

                  SIXTH: The Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation without the assent or vote of the stockholders. Election of directors need not be by ballot unless the Bylaws so provide.

                  SEVENTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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                                                                              2



                  IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation on October 21, 1998.



                                            /s/ Janet L. Steinmayer
                                      ---------------------------------------
                                      Name:  Janet L. Steinmayer
                                      Title:   General Counsel